EXHIBIT (a)(1)(g)

CALVERT WORLD VALUES FUND, INC.
ARTICLES SUPPLEMENTARY

Calvert World Values Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended (the “1940 Act”).

SECOND: Pursuant to authority expressly vested in the Board of Directors by Article V of the charter of the Corporation, the Board of Directors has duly divided and classified or reclassified the authorized and unissued shares of each series of the Corporation’s Common Stock, par value $.01 per share, as follows:

Series and Class	Number of Authorized Shares

Calvert Emerging Markets Advancement Fund - Class A	75,000,000
Calvert Emerging Markets Advancement Fund - Class C	75,000,000
Calvert Emerging Markets Advancement Fund - Class I	75,000,000
Calvert Emerging Markets Advancement Fund - Class R6	75,000,000

Calvert Emerging Markets Equity Fund - Class A	75,000,000
Calvert Emerging Markets Equity Fund - Class C	75,000,000
Calvert Emerging Markets Equity Fund - Class I	75,000,000
Calvert Emerging Markets Equity Fund - Class R6	75,000,000

Calvert International Equity Fund - Class A	75,000,000
Calvert International Equity Fund - Class C	75,000,000
Calvert International Equity Fund - Class I	75,000,000
Calvert International Equity Fund - Class R6	75,000,000

Calvert International Opportunities Fund - Class A	75,000,000
Calvert International Opportunities Fund - Class C	75,000,000
Calvert International Opportunities Fund - Class I	75,000,000
Calvert International Opportunities Fund - Class R6	75,000,000

Calvert Mid-Cap Fund - Class A	75,000,000
Calvert Mid-Cap Fund - Class C	75,000,000
Calvert Mid-Cap Fund - Class I	75,000,000

Unallocated	575,000,000
TOTAL	2,000,000,000

THIRD: The Series and Classes of shares of the Company, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption, are not changed by these Articles Supplementary, except as described herein.

FOURTH: The foregoing amendment to the charter of the Corporation does not increase the authorized capital stock of the Corporation.

IN WITNESS WHEREOF, Calvert World Values Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on this 4th day of September, 2019.

CALVERT WORLD VALUES FUND, INC.

By: /s/ Maureen A. Gemma

Maureen A. Gemma

Vice President and Secretary

ATTEST:

/s/ Katy Burke

Katy Burke

Assistant Secretary

The undersigned Vice President and Secretary of Calvert World Values Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and states under penalties of perjury that, to the best of her knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

/s/ Maureen A. Gemma

Maureen A. Gemma

Vice President and Secretary